Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 5, 2014

Pattern Energy Group Inc.

Pier 1, Bay 3

San Francisco, California 94111

Ladies and Gentlemen:

Pattern Energy Group Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 17,801,857 shares of its common stock, par value $0.001 per share, which includes 2,321,981 shares subject to an over-allotment option granted by the selling stockholders (the “Selling Stockholders”) to the underwriters. Up to 11,609,907 shares will be sold by the Company (the “Primary Securities”), and up to 6,191,950 shares (the “Secondary Securities”) will be sold by the Selling Stockholders.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we advise you that, in our opinion:

i) when the price at which the Primary Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Primary Securities will be validly issued, fully paid and non-assessable; and

ii) the Secondary Securities are validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP